Energy & Engine Technology Corporation Announces Closing of Anchor Manufacturing Acquisition and CEOcast Interview

May 04, 2005 09:01:00 AM ET

EENT EENT, a leading developer of auxiliary power generators for the long haul trucking industry, announced today that it has closed on the acquisition of the marine air conditioning business of Anchor Tampa, Inc., located in Tampa, FL. EENT designed a split unit air conditioner for its AXP 1000 and AXP InfiniGen products through Anchor, which produced the best product of the three companies chosen by EENT to produce prototype models of air conditioning systems for its AXP 1000 product. As a result, Anchor commenced the Over the Road Comfort Systems production. This latest acquisition brings inhouse to EENT control of a key component of its truck power generation units, and past design challenge. EENT also gains access to Anchor's ongoing marine air conditioning business, which will dovetail with BMZ's marine generator business.

EENT's CEO, Will McAndrew, commented, "My goal of vertically integrating EENT's business plan, from component supply, to manufacturing, and to sales and marketing and installation, has been achieved by the Anchor closing and yesterday's transaction with J&J Idling Solutions (+). EENT is now able to control its destiny, and I am confident that our efforts will yield measurable success in the next 12 months."

Anchor's marine air conditioners, which range from 7000 btu to 24000 btu, are designed to meet the requirements of both pleasure and commercial marine craft, and its superior air conditioners are the product of its state-of-the-art assembly, testing and quality control procedures. Anchor has an extensive sales network with approximately 16 manufacturer's representatives covering 29 states and 5 countries, with 90 retail locations and distributors. It also sells units directly to over 30 original equipment manufacturers (boat builders) such as Larson Boats, and Glastron Boats. There is good synergy with EENT's existing BMZ marine division as the Anchor acquisition provides an additional distribution channel for BMZ's marine generator products. Anchor's philosophy is to provide quality product at a fair price, with superior customer service to ensure repeat business, in addition to an expanded customer base due to its excellent reputation.

EENT's CEO, Will McAndrew, will be interviewed by CEOcast today at 10:00 A.M. EST. In the interview, he intends to cover recent corporate developments. The interview is located at http://www.ceocast.com and may be accessed by clicking on the link on the home page. The reader will be asked to login and if not registered, to register, which is at no charge.

About EENT

EENT (http://www.eent.net), headquartered in Plano, Texas, develops and markets power generation products for the long haul trucking industry and for marine, military and stand alone applications through its BMZ Generators Technology subsidiary.

About CEOcast

CEOcast is the premier source of original and syndicated streaming broadcast interviews of Chief Executive Officers at public and private news- making companies. Organized by industry, its analysts average over 15 years experience covering and evaluating Wall Street's leading companies. CEOcast's programming is distributed to millions of on-line investors at over 700 financial web sites as well as to more than 20,000 portfolio managers, buy-side analysts and traders at more than 3,300 North American institutions. Content is also disseminated to over 7,000 investment research professionals representing over 425 institutions.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this communication (as well as information included in oral statements or other written statements made or to be made by Energy & Engine Technology Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology and energy industries, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Energy & Engine Technology Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financial activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors.

Contact Information: Energy & Engine Technology Corporation, Plano 972-732-6360 Website: www.eent.net or Investor contact: Aurelius Consulting Group, Inc. Dave Gentry, 407-644-4256 Website: www.runonideas.com

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